EXHIBIT 10.1

PURCHASE AGREEMENT

FOR

MEMBERSHIP INTERESTS

OF

AUSTEX AGGREGATES, L.L.C.

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DEFINITIVE PURCHASE AGREEMENT

This Purchase Agreement (this "Agreement") is entered into effective as of August 8, 2024, by and among Panamera Holdings Corporation, Inc., a Nevada corporation ("PHCI"), AusTex Aggregates L.L.C., a Texas limited liability company ("AA") and the AusTex Aggregates member, Chet Fazand ("the Member"). Certain other capitalized terms used herein are defined in Article X or elsewhere throughout this Agreement.

RECITALS

A. The Member owns, and until the Closing (as defined herein) will own, all of the issued and outstanding membership interests in AA, hereinafter referred to as the "Membership Interests."

B. PHCI has determined it is in its best interests to purchase and the Member has determined it is in their best interest to sell the Membership Interests upon the terms and subject to the conditions set forth in this Agreement.

TERMS OF AGREEMENT

In consideration of the mutual representations, warranties, covenants, and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1 PURCHASE AND SALE. Subject to the terms and conditions of this Agreement, at the Closing Date, PHCI agrees to purchase from the Member and Member agrees to sell, transfer, and convey to PHCI, 100 percent of the Membership Interests.

1.2 PURCHASE AMOUNT. The purchase amount for the Membership Interests consists of 2,750,000 Shares of restricted common stock from the treasury of PHCI, to be assigned to Chet Fazand as principal and sole member of AA, for the acquisition of AA as a wholly owned subsidiary.

1.3 THE CLOSING. The Closing of the purchase and sale of the Membership Interests (the "Closing") shall take place as promptly as practicable (and in any event within five business days) after satisfaction or waiver of the conditions set forth in Articles VI and VII (the "Closing Date"), at the offices of PHCI's counsel in Houston, Texas, or such other place as the parties may otherwise agree.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PHCI

As a material inducement to AA and its Member to enter into this Agreement and to consummate the transactions contemplated hereby, PHCI makes the following representations and warranties to AA and its Member:

2.1 CORPORATE STATUS. PHCI is a Nevada corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

2.2 CORPORATE POWER AND AUTHORITY. PHCI has, or will have at the time of Closing, the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. PHCI has, or will have at the time of Closing, taken all action necessary to authorize its execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

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2.3 ENFORCEABILITY. This Agreement has been, or will have been at the time of Closing, duly executed and delivered by PHCI and constitutes a legal, valid, and binding obligation of PHCI, enforceable against PHCI in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

2.4 NO COMMISSIONS. PHCI has incurred no obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE MEMBER AND AUSTEX AGGREGATES

As a material inducement to PHCI to enter into this Agreement and to consummate the transactions contemplated hereby, the Member and AA hereby jointly and severally make the following representations and warranties to PHCI; provided, however, that with respect to the representations and warranties set forth in Sections 3.6 through 3.18 (except Sections 3.14(a)(i) and 3.15(a)) and Sections 3.20 through 3.32 such representations and warranties are made only to the extent of the Member’s Knowledge.

3.1 LIMITED LIABILITY COMPANY STATUS. AA is a limited liability company under the laws of the State of Texas. AA has the requisite power and authority to own or lease its property and to carry on its business as now being conducted. AA is legally qualified to transact business in all jurisdictions where the nature of its property and the conduct of its business requires such qualification (all of which jurisdictions are listed on Schedule 3.1) and is in good standing in each of the jurisdictions in which it is so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on AA. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency, or rehabilitation of AA.

3.2 POWER AND AUTHORITY. AA and its Member have the power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. AA has taken all action necessary to authorize the execution and delivery of this Agreement, the performance of its respective obligations hereunder, and the consummation of the transactions contemplated hereby. The Member is a resident of the State of Texas and has the requisite competence to execute and deliver this Agreement and to perform his obligations hereunder and to consummate the transactions contemplated hereby.

3.3 ENFORCEABILITY. This Agreement has been duly executed and delivered by AA and its Members and constitutes the legal, valid, and binding obligation of each of them, enforceable against them in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

3.4 CAPITALIZATION. Schedule 3.4 sets forth the outstanding Membership Interests. No preemptive rights or rights of first refusal exist with respect to the Membership Interests and no such rights arise by virtue of or in connection with the transactions contemplated hereby. There are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the Membership Interests. AA is not obligated to redeem or otherwise acquire any of its outstanding Membership Interests.

3.5 MEMBER OF AA. Schedule 3.5 sets forth, with respect to AA, (i) the name, address, and federal taxpayer identification number of, and the number of outstanding Membership Interests owned by the Member as of the close of business on the date of this Agreement; and (ii) the name, address, and federal taxpayer identification number of, and number of Membership Interests beneficially owned by, the beneficial owner of outstanding shares of capital stock or Membership Interests (to the extent that record and beneficial ownership is different). The Member is the holder of all issued and outstanding Membership Interests, and the Member owns such Membership Interests as set forth on Schedule 3.5, free and clear of all Liens, restrictions, and claims of any kind, except as set forth on Schedule 3.5.

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3.6 NO VIOLATION. Except as set forth on Schedule 3.6 and any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the "HSR Act"), the execution and delivery of this Agreement by AA and the Member, the performance by him of his respective obligations hereunder and the consummation by him of the transactions contemplated by this Agreement will not (i) contravene any provision of the articles of formation or operating agreement of AA, (ii) violate any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment, or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against AA or the Member; (iii) result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon, or accelerate any Contract which is applicable to, binding upon, or enforceable against AA or the Member, (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of AA, or (v) require the consent, approval, authorization, or permit of, or filing with or notification to any Governmental Authority, any court or tribunal, or any other Person, except any SEC and other filings required to be made by PHCI.

3.7 RECORDS. The copies of the respective articles of formation and regulations of AA which were or will be provided to PHCI are true and complete and reflect all amendments made through the date of this Agreement. The minute books for AA made available to PHCI for review were true and complete as of the date of such review, no further entries have been made through the date of this Agreement, such minute books contain the true signatures of the persons purporting to have signed them, and such minute books contain an accurate record of all actions of the Member and Managers (and any committees thereof) of AA taken by written consent or at a meeting since formation. All material actions taken by AA have been duly authorized or ratified. All accounts, books, ledgers and official and other records of AA have been fully, properly, and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained therein. The ledgers of AA, as previously made available to PHCI, contain accurate and complete records of all issuances, transfers, and cancellations of Membership Interests of AA.

3.8 SUBSIDIARIES. Except as set forth on Schedule 3.8, AA does not own, directly or indirectly, any outstanding voting securities of or other interests in, or control, any other corporation, partnership, joint venture or other business entity. Except as set forth on Schedule 3.8, AA does not have any liabilities or obligations, whether accrued, absolute, contingent or otherwise, arising from its interest in the entities set forth on such schedule.

3.9 FINANCIAL STATEMENTS. The Member has delivered to PHCI (i) the combined financial statements of AA as of March 31, 2024, including the notes thereto, audited by PHCI and (ii) the June 30, 2024, unaudited consolidated financial statements without footnotes, which are subject to year-end adjustment, of AA (collectively, the "Financial Statements"), copies of which are attached as Schedule 3.9 hereto.

The balance sheet dated as of March 31, 2024, included in the Financial Statements is referred to herein as the "Current Balance Sheet." The Financial Statements fairly present the financial condition of AA at each of the balance sheet dates and the results of operations for the periods covered thereby and have been prepared in accordance with GAAP consistently applied for the periods indicated. The Financial Statements of AA fairly reflect the transactions,properties, assets, and liabilities of AA in accordance with GAAP consistently applied throughout the periods indicated. The Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein.

3.10 CHANGES SINCE THE CURRENT BALANCE SHEET DATE. Except as disclosed in Schedule 3.10, since the date of the Current Balance Sheet, AA has not (i) issued any Membership Interests or other securities; (ii) made any distribution of or with respect to its Membership Interests or other securities or purchased or redeemed any of its securities; (iii) paid any bonus to or increased the rate of compensation of any of its managers or salaried employees or amended any other terms of employment of such persons; (iv) sold, leased, or transferred any of its properties or assets other than in the ordinary course of business consistent with past practice; (v) made or obligated itself to make capital expenditures out of the ordinary course of business consistent with past practice; (vi) made any payment in respect of its liabilities other than in the ordinary course of business consistent with past practice; (vii) incurred any obligations or liabilities (including any indebtedness) or entered into any transaction or series of transactions involving in excess of $50,000 in the aggregate out of the ordinary course of business, except for this Agreement and the transactions contemplated hereby; (viii) suffered any theft,damage, destruction or casualty loss, not covered by insurance and for which a timely claim was filed, in excess of $50,000 in the aggregate; (ix) suffered any extraordinary losses (whether or not covered by insurance); (x) waived, canceled, compromised or released any rights having a value in excess of $50,000 in the aggregate; (xi) made or adopted any change in its accounting practice or policies; (xii) made any adjustment to its books and records other than in respect of the conduct of its business activities in the ordinary course consistent with past practice; (xiii) entered into any transaction with any Affiliate other than intercompany transactions in the ordinary course of business consistent with past practice; (xiv) entered into any employment agreement; (xv) terminated, amended or modified any agreement involving an amount in excess of $50,000; (xvi) imposed any security interest or other Lien on any of its assets other than in the ordinary course of business consistent with past practice; (xvii) delayed paying any account payable which is due and payable except to the extent being contested in good faith and except in the ordinary course of its business; (xviii) made or pledged any charitable contribution other than in the ordinary course of business consistent with past practice; (xix) entered into any other transaction or been subject to any event which has or may have a Material Adverse Effect on AA; or (xx) agreed to do any of the foregoing.

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3.11 LIABILITIES. Except as set forth on Schedule 3.11, AA does not have any liabilities or obligations, whether accrued, absolute, contingent or otherwise, except (i) to the extent reflected or taken into account in the Current Balance Sheet or any notes thereto and not heretofore paid, discharged or otherwise satisfied, (ii) to the extent specifically set forth in or incorporated by express reference in any of the Schedules attached hereto, (iii) liabilities incurred in the ordinary course of consistent with past practice since the date of the Current Balance Sheet (none of which relates to a breach of contract, breach of warranty, tort, infringement or violation of law, or which arose out of any action, suit, claim, governmental investigation, or arbitration proceeding), (iv) normal accruals, reclassifications, and audit adjustments which would be reflected on an audited financial statement, and which would not be material in the aggregate, and (v) liabilities incurred in the ordinary course of business prior to the date of the Current Balance Sheet which, in accordance with GAAP consistently applied, were not recorded thereon. The combined net worth of AA will be no less than $___________ as of the Closing Date.

3.12 LITIGATION. Except as set forth on Schedule 3.12, there is no action, suit, or other legal or administrative proceeding or governmental investigation, pending or, to the Knowledge of AA, threatened against, by or affecting AA or any of its properties or assets, or the Member, or which question the validity or enforceability of this Agreement or the transactions contemplated hereby, and there is no reasonable basis for any of the foregoing. There are no outstanding orders, decrees, or stipulations issued by any Governmental Authority in any proceeding to which AA is or was a party which have not been complied with in full or which continue to impose any material obligations on AA.

3.13 ENVIRONMENTAL MATTERS. Except as set forth on Schedule 3.13 to the Knowledge of AA and the Member:

(a) AA is in material compliance with all Environmental, Health, and Safety Laws, including, without limitation, Environmental, Health, and Safety Laws with respect to discharges into the ground water, surface water, and soil, emissions into the ambient air, and generation, accumulation, storage, treatment, transportation, transfer, labeling, handling, manufacturing, use, spilling, leaking, dumping, discharging, release, or disposal of Hazardous Substances (as defined herein), or other Waste. AA is not currently liable for any penalties, fines, or forfeitures for failure to comply with any Environmental, Health, and Safety Laws. AA is in material compliance with all required notice, record keeping, and reporting requirements of all Environmental, Health, and Safety Laws, and has complied with all informational requests or demands arising under the Environmental, Health, and Safety Laws.

(b) AA has obtained, or caused to be obtained, and is in material compliance with, all licenses, certificates, permits,approvals and registrations (collectively "Licenses") required by the Environmental, Health, and Safety Laws for the ownership of its properties and assets and the operation of its business as presently conducted, including, without limitation, all air emission, water discharge, water use and solid waste, hazardous waste, and other waste generation, transportation, transfer, storage, treatment, or disposal licenses, and AA is in material compliance with all the terms, conditions, and requirements of such Licenses, and copies of such Licenses have been made available to PHCI. There are no administrative or judicial investigations, notices, claims, or other proceedings pending or threatened by any Governmental Authority or third parties against its business, operations, properties, or assets, which question the validity or entitlement of AA to any License required by the Environmental, Health, and Safety Laws for the ownership of the properties and assets of AA and the operation of its respective business or wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect on AA.

(c) AA has not received and is not aware of any noncompliance order, warning letter, investigation, notice of violation, claim, suit, action, judgment, or administrative or judicial proceeding pending or threatened against or involving AA, its business, operations, properties, or assets, issued by any Governmental Authority or third party with respect to any Environmental, Health, and Safety Laws in connection with the ownership of its properties or assets or the operation of its business, which has not been resolved to the satisfaction of the issuing Governmental Authority or third party, or which could have a Material Adverse Effect on AA.

(d) AA is in compliance with and is not in breach of or default under any applicable writ, order, judgment, injunction, governmental communication, or decree issued pursuant to the Environmental, Health, and Safety Laws and no event has occurred or is continuing which, with the passage of time or the giving of notice or both, would constitute such noncompliance, breach, or default thereunder, or affect the Owned Properties or Leased Premises.

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(e) AA has not generated, manufactured, used, transported, transferred, stored, handled, treated, spilled, leaked, dumped, discharged, released, or disposed, nor has it arranged for any third parties to generate, manufacture, use, transport, transfer, store, handle, treat, spill, leak, dump, discharge, release, or dispose of Hazardous Substances or other waste in an amount so as to require remedial efforts to or at any location other than a site permitted to receive such Hazardous Substances or other waste, nor has it performed, arranged for such generation, manufacture, use, transportation, transfer, storage, treatment, spillage, leakage, dumping, discharge, release or disposal in material contravention of any Environmental, Health, and Safety Laws. AA has not generated, manufactured, used, stored, handled, treated, spilled, leaked, dumped, discharged, released or disposed of, or arranged for any third parties to generate, manufacture, use, store, handle, treat, spill, leak, dump, discharge, release or dispose of, any material quantities of Hazardous Substances or other waste upon property currently or previously owned or leased by it, except in compliance with Environmental, Health, and Safety Laws.For purposes of this Section 3.13, the term "Hazardous Substances" shall include any toxic or hazardous substance, material, or waste, and any other contaminant, pollutant or constituent thereof, whether liquid, solid, semi-solid, sludge and/or gaseous, including without limitation, chemicals, compounds, metals, byproducts, pesticides, asbestos containing materials, petroleum or petroleum products, and polychlorinated biphenyls, the presence of which requires remediation under any Environmental, Health, and Safety Laws in effect on the Closing Date, including, without limitation, the United States Department of Transportation Table (49 CFR 172, 101) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302) and any amendments thereto; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. Section 9601, et seq. (hereinafter collectively "CERCLA"); the Solid Waste Disposal Act, as amended by the Resource Conversation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Section 6901 et seq. (hereinafter, collectively "RCRA"); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801, et seq.; the Clean Water Act, as amended, 33 U.S.C. Section 1311, et seq.; the Clean Air Act, as amended (42 U.S.C. Section 7401-7642); Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C. Section 136-136y ("FIFRA"); the Emergency Planning and Community Right-to-Know Act of 1986 as amended, 42 U.S.C. Section 11001, et seq. (Title III of SARA) ("EPCRA"); the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Section 651, et seq. ("OSHA"); any similar state statute, or regulations implementing such statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, or which has been or shall be determined or interpreted at any time by any Governmental Authority to be a hazardous or toxic substance regulated under any other statute, law, regulation, order, code, rule, order, or decree. For purposes of this Section 3.13, the term "Waste" shall include toxic agricultural wastes, biomedical wastes, biological wastes, bulky wastes, construction and demolition debris, garbage, household wastes, industrial solid wastes, liquid wastes, recyclable materials, sludge, solid wastes, special wastes, used oils, white goods, and yard trash; provided, however, the term "Waste" shall not include scrap metal.

(f) AA has not caused a Release or Discharge of any material quantity of Hazardous Substance on, into, or beneath the surface of any parcel of the Owned Properties or the Leased Premises or to any properties adjacent thereto except in compliance with the Environmental, Health, and Safety Laws. There has not occurred, nor is there presently occurring, a Release or Discharge, or threatened Release or Discharge, of any Hazardous Substance on, into, or beneath the surface of any parcel of the Owned Properties or the Leased Premises or to any properties adjacent thereto. For purposes of this Section, the terms "Release" and "Discharge" shall have the meanings given them in the Environmental, Health, and Safety Laws.

(g) AA has not generated, handled, manufactured, treated, stored, used, shipped, transported, transferred, or disposed of, nor has it allowed or arranged, by contract, agreement or otherwise, for any third parties to generate, handle, manufacture, treat, store, use, ship, transport, transfer, or dispose of any material quantity of Hazardous Substance or other Waste to or at a site which, pursuant to CERCLA or any similar state law (i) has been placed on the National Priorities List or its state equivalent; or (ii) the Environmental Protection Agency or the relevant state agency has notified AA that it has proposed or is proposing to place on the National Priorities List or its state equivalent. Neither AA nor the Member has received notice or have Knowledge of any facts which could give rise to any notice, that AA is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under CERCLA, RCRA or any other applicable Environmental Health and Safety Laws. AA has not submitted nor was required to submit any notice pursuant to Section 103(c) of CERCLA with respect to the Leased Premises or the Owned Properties.

AA has not received any written or, to the Knowledge of AA, oral request for information in connection with any federal or state environmental cleanup site, or in connection with any of the real property or premises where AA has transported, transferred, or disposed of other Wastes. AA has not been required to and has not undertaken any response or remedial actions or cleanup actions at the request of any Governmental Authorities or at the request of any other third party. AA does not have any material liability under any Environmental, Health and Safety Laws for personal injury, property damage, natural resource damage, or cleanup obligations.

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(h) Except as set forth on Schedule 3.13, AA does not have any Aboveground Storage Tanks or Underground Storage Tanks. For purposes of this Section 3.13, the terms "Aboveground Storage Tanks" and "Underground Storage Tanks" shall have the meanings given them in Section 6901 et seq., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order ruling, or decree, as in effect as of the Closing Date, governing Aboveground Storage Tanks or Underground Storage Tanks.

(i) The following have been made available to PHCI regardless of their materiality, (i) all environmental audits, assessments or occupational health studies of which AA is aware undertaken by AA or their agents, or by the Member, or by any Governmental Authority, or by any third party, relating to AA or any of the Leased Premises or the Owned Properties; (ii) the results of which AA is aware of any ground, water, soil, air, or asbestos monitoring undertaken by AA or its agents, or by the Member, or by any Governmental Authority, or by any third party, relating to AA or any of the Leased Premises or the Owned Properties; (iii) all written communications between any of AA and any Governmental Authority arising under or related to Environmental, Health, and Safety Laws; and (iv) all citations issued under OSHA, or similar state or local statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, relating to or affecting AA or any of the Leased Premises or the Owned Properties.

(j) Schedule 3.13 contains a list of the assets of AA which contain "asbestos" or "asbestos-containing material" (as such terms are identified under the Environmental, Health and Safety Laws). Except as set forth in Schedule 3.13, AA has operated and continues to operate in material compliance with all Environmental, Health, and Safety Laws governing the handling, use, and exposure to and disposal of asbestos or asbestos-containing materials. Except as set forth in Schedule 3.13, there are no claims, actions, suits, governmental investigations or proceedings before any Governmental Authority or third party pending or threatened against or directly affecting AA or any of its assets or operations relating to the use, handling, or exposure to and disposal of asbestos or asbestos-containing materials in connection with their assets and operations.

(k) As used in this Agreement, "Environmental, Health, and Safety Laws" means all federal, state, regional or local statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings, and changes or ordinances or judicial or administrative interpretations thereof, as in effect on the Closing Date, any of which govern or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste, or occupational health and safety, as any of these terms are in such statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and changes or ordinances, or judicial or administrative interpretations thereof, including, without limitation, RCRA, CERCLA, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, FIFRA, EPCRA and OSHA.

(l) Schedule 3.13 identifies the operations and activities, and locations thereof, which have been conducted and are being conducted by AA on any of the Owned Properties or the Leased Premises which have involved the generation, accumulation, storage, treatment, transportation, labeling, handling, manufacturing, use, spilling, leaking, dumping, discharging, release, or disposal of any material quantities of Hazardous Substances.

(m) Schedule 3.13 identifies the locations to which AA has transferred, transported, hauled, moved, or disposed of Waste over the past five years and the types and volumes of Hazardous Substances transferred, transported, hauled, moved, or disposed of to each such location.

(n) None of the Owned Properties or Leased Properties presently includes or has been constructed upon any "wetlands" as defined under applicable Environmental, Health, and Safety Laws.

(o) As used in this Section 3.13, the term "Companies" is deemed to refer to AA or any of its subsidiaries, predecessors-in-interest, and other entities in which AA has an ownership interest.

(p) As used in Section 3.13(f) and (l), the terms "Owned Properties" and "Leased Properties" are deemed to also refer to any properties previously owned or leased by AA.

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3.14 REAL ESTATE.

(a) AA does not own any real property or any interest therein except as set forth on Schedule 3.14(a) (the "Owned Properties"), which Schedule sets forth the location and size of, and principal improvements and buildings on, the Owned Properties. Except as set forth on Schedule 3.14(a), with respect to each such parcel of Owned Property:

(i) AA has good and indefeasible title to each parcel of its Owned Property, free and clear of any Lien other than (x) liens for real estate taxes not yet due and payable; (y) recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value of the property subject thereto, and (z) encumbrances and restrictions described in the title insurance policies and/or survey listed on Schedule 3.14(a), all of which policies have been previously delivered to PHCI.

(ii) there are no pending or, to the Knowledge of AA, threatened condemnation proceedings, suits, or administrative actions relating to the Owned Properties or other matters affecting adversely the current use, occupancy or value thereof;

(iii) except as set forth on Schedule 3.14(a), the legal descriptions for the parcels of Owned Property contained in the deeds thereof describe such parcels fully and adequately; the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, local comprehensive plan provisions, zoning laws and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), building code requirements, permits, licenses, or other forms of approval by any Governmental Authority, and do not encroach on any easement which may burden the land;

(iv) all facilities have received all approvals of Governmental Authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in material compliance with applicable laws, ordinances, rules, and regulations;

(v) there are no Contracts granting to any party or parties the right of use or occupancy of any portion of the parcels of Owned Property, except as set forth on Schedule 3.14(a);

(vi) there are no outstanding options or rights of first refusal to purchase the parcels of Owned Property, or any portion thereof or interest therein;

(vii) there are no parties (other than AA) in possession of the parcels of Owned Property, other than tenants under any leases disclosed in Schedule 3.14(a) who are in possession of space to which they are entitled;

(viii) all facilities located on the parcels of Owned Property are supplied with utilities and other services necessary for the operation of such facilities;

(ix) each parcel of Owned Property abuts on and has direct vehicular access to a public road, or has access to a public road;

(x) all improvements and buildings on the Owned Property are in good repair and adequate for the use of such Owned Property in the manner in which presently used; and

(xi) there are no material service contracts, management agreements or similar agreements which affect the parcels of Owned Property, except as set forth on Schedule 3.14(a).

(b) There are no material leases, licenses or similar agreements ("Leases") to which AA is a party.

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3.15 GOOD TITLE TO AND CONDITION OF ASSETS.

(a) Except as set forth on Schedule 3.15, AA has good and marketable title to all of its Assets, free and clear of any Liens or restrictions on use. For purposes of this Agreement, the term "Assets" means all of the properties and assets owned by AA, other than the Owned Properties and the Leased Premises, whether personal or mixed, tangible or intangible, wherever located.

(b) The Fixed Assets currently in use for the business and operations of AA are in good operating condition, normal wear and tear excepted and have been maintained in accordance with sound industry practices. For purposes of this Agreement, the term "Fixed Assets" means all vehicles, machinery, equipment, tools, supplies, leasehold improvements, furniture and fixtures owned by AA or set forth on the Current Balance Sheet or acquired by AA since the date of the Current Balance Sheet.

3.16 COMPLIANCE WITH LAWS.

(a) AA is in material compliance with all laws, regulations, and orders applicable to it, its respective business and operations (as conducted by it now and in the past), the Assets, the Owned Properties and the Leased Premises and any other properties and assets (in each case owned or used by it now or in the past). Except as set forth on Schedule 3.16, AA has not been cited, fined, or otherwise notified of any asserted past or current material failure to comply with any laws, regulations or orders and no proceeding with respect to any such material violation is pending or, to AA's Knowledge, threatened.

(b) AA has not made any payment of funds in connection with its business which is prohibited by law, and no funds have been set aside to be used in connection with its business for any payment prohibited by law.

(c) AA has complied with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended (the "Immigration Act"). With respect to each Employee (as defined in 8 C.F.R. 274a.1(f)) of AA for whom compliance with the Immigration Act as employer is required, AA has on file a true, accurate, and complete copy of (i) each Employee's Form I-9 (Employment Eligibility Verification Form) and (ii) all other records, documents or other papers prepared, procured and/or retained by AA pursuant to the Immigration Act. AA has not been cited, fined, served with a Notice of Intent to Fine or with a Cease and Desist Order, nor has any action or administrative proceeding been initiated or, to the Knowledge of AA, threatened against it, by the Immigration and Naturalization Service by reason of any actual or alleged failure to comply with the Immigration Act.

(d) Except as fully described on Schedule 3.16, AA is not subject to any Contract, decree, or injunction which restricts the continued operation of any business or the expansion thereof to other geographical areas, customers and suppliers or lines of business.

3.17 LABOR AND EMPLOYMENT MATTERS. Schedule 3.17 sets forth the name, address, social security number, and current rate of compensation of each of the employees of AA. AA is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and there have been no efforts by any labor union during the 24 months prior to the date hereof to organize any employees of any of AA into one or more collective bargaining units. There is no pending or, to AA's Knowledge, threatened labor dispute, strike, or work stoppage which affects, or which may affect the business of AA which may interfere with its continued operations. AA has not within the last 24 months committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending or, to AA's Knowledge, threatened charge or complaint against AA by or with the National Labor Relations Board or any representative thereof. There has been no strike, walkout, or work stoppage involving any of the employees of any of AA during the 24 months prior to the date hereof. The Member has no Knowledge that any executive or key employee or group of employees has any plans to terminate his, her or their employment with AA as a result of this Agreement or otherwise. There are no contracts, agreements, or plans of the following nature, whether formal or informal, and whether or not in writing, to which AA is a party or under which it has an obligation: (i) employment agreements, (ii) noncompetition agreements, and (iii) consulting agreements. AA has complied in all material respects with applicable laws, rules, and regulations relating to employment, civil rights, and equal employment opportunities, including but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act, and the Worker Adjustment and Retraining Notification Act of 1988, as in effect on the Closing Date.

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3.18 EMPLOYEE BENEFIT PLANS.

(a) Employee Benefit Plans. Schedule 3.18 contains a list setting forth each employee benefit plan or arrangement of AA, including but not limited to employee pension benefit plans, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), multiemployer plans, as defined in Section 3(37) of ERISA, employee welfare benefit plans, as defined in Section 3(1) of ERISA, deferred compensation plans, stock option plans, bonus plans, stock purchase plans, hospitalization, disability and other insurance plans, severance or termination pay plans and policies, whether or not described in Section 3(3) of ERISA, in which employees, their spouses or dependents, of AA participate ("Employee Benefit Plans")(true and accurate copies of which, together with the most recent annual reports on Form 5500 and summary plan descriptions with respect thereto, were made available to PHCI).

(b) Compliance with Law. With respect to each Employee Benefit Plan (i) each has been administered in all material respects in compliance with its terms and with all applicable laws, including, but not limited to, ERISA and the Internal Revenue Code of 1986, as amended (the "Code"); (ii) no actions, suits, claims or disputes are pending, or threatened; (iii) no audits, inquiries, reviews, proceedings, claims, or demands are pending with any governmental or regulatory agency; (iv) to the Knowledge of AA, there are no facts which could give rise to any material liability in the event of any such investigation, claim, action, suit, audit, review, or other proceeding; (v) all material reports, returns, and similar documents required to be filed with any governmental agency or distributed to any plan participant have been duly or timely filed or distributed; and (vi) no "prohibited transaction" has occurred within the meaning of the applicable provisions of ERISA or the Code.

(c) Qualified Plans. With respect to each Employee Benefit Plan intended to qualify under Code Section 401(a) or 403(a) (i) the Internal Revenue Service has issued a favorable determination opinion letter, true and correct copies of which have been made available to PHCI, that such plans are qualified and exempt from federal income taxes; (ii) no such determination letter has been revoked nor has revocation been threatened, nor has any amendment or other action or omission occurred with respect to any such plan since the date of its most recent determination letter or application therefor in any respect which would adversely affect its qualification or materially increase its costs; (iii) all contributions to the plans, and all payments under the plans (except those to be made from a trust qualified under Section 401(a) of the Code) and all payments with respect to the plans for any period ending before the Closing Date that are not yet, but will be, required to be made are properly accrued and reflected on the Current Balance Sheet or are disclosed on Schedule 3.18; and (iv) no such plan is subject to Code Sections 312 or 380 of Title IV of ERISA.

(d) Welfare Plans. Other than as disclosed in Schedule 3.18, (i) AA is not obligated under any employee welfare benefit plan as described in Section 3(1) of ERISA ("Welfare Plan"), whether or not disclosed in Schedule 3.18, to provide medical or death benefits with respect to any employee or former employee of AA, or its predecessors after termination of employment; (ii) AA has complied with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Welfare Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remain open by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code, and (iii) there are no reserves, assets, surplus or prepaid premiums under any Welfare Plan which is an Employee Benefit Plan. The consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay, and will not accelerate the time of payment or vesting, or increase the amount of compensation, due to any individual.

(e) Controlled Group Liability. Neither AA, nor any entity that would be aggregated with it under Code Section 414(b), (c), (m) or (o): (i) has ever terminated or withdrawn from an employee benefit plan under circumstances resulting (or expected to result) in liability to the Pension Benefit Guaranty Corporation ("PBGC"), the fund by which the employee benefit plan is funded, or any employee or beneficiary for whose benefit the plan is or was maintained (other than routine claims for benefits); (ii) has any assets subject to (or expected to be subject to) a lien for unpaid contributions to any employee benefit plan; (iii) has failed to pay premiums to the PBGC when due; (iv) is subject to (or expected to be subject to) an excise tax under Code Section 4971; or (v) has engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(f) Other Liabilities. Except as set forth on Schedule 3.18 for the listed plans, (i) none of the Employee Benefit Plans obligates AA to pay separation, severance, termination, or similar benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change of control" (as such term is defined in Section 280G of the Code), (ii) all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements, or accruals for all periods ending prior to or as of the Closing Date shall have been made or properly accrued on the Current Balance Sheet or will be properly accrued on the books and records of AA as of the Closing Date, and (iii) none of the Employee Benefit Plans has any unfunded liabilities which are not reflected on the Current Balance Sheet or the books and records of AA.

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3.19 TAX MATTERS. There are no Tax Returns required to be filed prior to the date hereof with respect to AA, or any of its income, properties, franchises or operations have been filed, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and complete in all respects. All Taxes due and payable by or with respect to AA, whether or not reflected on the Tax Returns, have been paid or accrued on the Current Balance Sheet or will be accrued on its books and records as of the Closing. With respect to any open tax year: (i) no taxable period has been audited by the relevant taxing authority; (ii) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority; (iii) AA has not consented to extend the time in which any Taxes may be assessed or collected by any taxing authority; (iv) AA has not requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date; (v) there is no action, suit, taxing authority proceeding, or audit or claim for refund now in progress, pending or, to the Knowledge of AA, threatened against or with respect to AA regarding Taxes; (vi) AA has not made an election or filed a consent under Section 341(f) of the Code (or any corresponding provision of state, local or foreign law) on or prior to the Closing Date; (vii) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of AA, (viii) AA will not be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Section 481(c) of the Code (or any corresponding provision of state, local or foreign law) in taxable income for any taxable period (or portion thereof) beginning after the Closing Date or (B) as a result of any "closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state, local, or foreign law), to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing Date; (ix) AA is not a party to or bound by any tax allocation or tax sharing agreement or has any current or potential contractual obligation to indemnify any other Person with respect to Taxes; (x) there is no basis for any assessment, deficiency notice, 30-day letter or similar notice with respect to any Tax to be issued to AA with respect to any period on or before the Closing Date; (xi) AA has not made any payments, and is or will not become obligated (under any contract entered into on or before the Closing Date) to make any payments, that will be non-deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign law); (xii) AA has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code (or any corresponding provision of state, local or foreign law) during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code (or any corresponding provision of state, local or foreign law); (xiii) no claim has ever been made by a taxing authority in a jurisdiction where AA does not file Tax Returns that is or may be subject to Taxes assessed by such jurisdiction; and (xiv) AA does not have any permanent establishment in any foreign country, as defined in the relevant tax treaty between the United States of America and such foreign country; (xv) true and complete copies of all income and sales Tax Returns filed by or with respect to AA for the past two years has been made available to PHCI; (xvi) AA will not be subject to any Taxes for the period ending at the Closing Date for any period for which a Tax Return has not been filed imposed pursuant to Section 1374 or Section 1375 of the Code (or any corresponding provision of state, local or foreign law); and (xvii) to the Knowledge of AA, no sales or use tax or property transfer tax (other than sales tax on aircraft, boats, mobile homes and motor vehicles), non-recurring intangibles tax, documentary stamp tax or other excise tax (or comparable tax imposed by any Governmental Authority) will be payable by AA by virtue of the transactions contemplated in this Agreement.

3.20 INSURANCE. AA is covered by valid, outstanding, and enforceable policies of insurance issued to it by insurers covering its properties, assets, and business (the "Insurance Policies"). Such Insurance Policies are in full  force and effect, and all premiums due thereon have been paid. As of the Closing Date each of the Insurance Policies will be in full force and effect. None of the Insurance Policies will lapse or terminate as a result of the transactions contemplated by this Agreement. AA has complied with the provisions of such Insurance Policies. Schedule 3.20 contains (i) a complete and correct list of all Insurance Policies and all amendments and riders thereto (copies of which have been made available to PHCI) and (ii) a detailed description of each pending claim under any of the Insurance Policies for an amount in excess of $5,000 that relates to loss or damage to the properties, assets or business of AA. AA has not failed to give, in a timely manner, any notice required under any of the Insurance Policies to preserve its rights thereunder.

3.21 RECEIVABLES. All of the Receivables represent bona fide transactions and arose in the ordinary course of business of AA. All of the Receivables are good and collectible receivables, and will be collected in full in accordance with the terms of such receivables (and in any event within six months following the Closing), without setoff or counterclaims, subject to the allowance for doubtful accounts, if any, set forth on the Current Balance Sheet as reasonably adjusted since the date of the Current Balance Sheet in the ordinary course of business consistent with past practice. For purposes of this Agreement, the term "Receivables" means all receivables of AA, including all trade account receivables arising from the provision of services or sale of inventory, notes receivable, and insurance proceeds receivable.

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3.22 LICENSES AND PERMITS. AA possesses all material licenses and required governmental or official approvals, permits, or authorizations (collectively, the "Permits") for its business and operations, including the operation of the Owned Properties and Leased Premises, which Permits are listed on Schedule 3.22. All such Permits are valid and in full force and effect, AA is in material compliance with the requirements thereof, and no proceeding is pending or, to the Knowledge of AA, threatened to revoke or amend any of them. Except as set forth on Schedule 3.22, none of such Permits is or will be impaired or in any way affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.23 ADEQUACY OF THE ASSETS; RELATIONSHIPS WITH CUSTOMERS AND SUPPLIERS; AFFILIATED TRANSACTIONS. The Assets, Owned Properties, and Leased Premises constitute, in the aggregate, all of the assets and properties necessary for the conduct of the business of AA in the manner in which and to the extent to which such business is currently being conducted. No current supplier to AA of items essential to the conduct of its business will or, to the Knowledge of AA, has threatened to terminate its respective business relationship with it for any reason. AA does not have any direct or indirect interest in any customer, supplier or competitor of AA, or in any person from whom or to whom AA leases real or personal property. No manager or Member of AA, nor any person related by blood or marriage to any such person, nor any entity in which any such person owns any beneficial interest, is a party to any Contract or transaction with AA or has any interest in any property used by AA.

3.24 INTELLECTUAL PROPERTY. AA has full legal right, title and interest in and to all trademarks, service marks, trade names, copyrights, know-how, patents, trade secrets, licenses (including licenses for the use of computer software programs), and other intellectual property used in the conduct of its business (the "Intellectual Property"). The conduct of the business of AA as currently conducted, and the unrestricted conduct and the unrestricted use and exploitation of the Intellectual Property, does not infringe or misappropriate any rights held or asserted by any Person, and no Person is infringing on the Intellectual Property. No payments are required for the continued use of the Intellectual Property. None of the Intellectual Property has ever been declared invalid or unenforceable, or is the subject of any pending or, to the Knowledge of AA, threatened action for opposition, cancellation, declaration, infringement, or invalidity, unenforceability or misappropriation or like claim, action or proceeding.

3.25 CONTRACTS. Schedule 3.25 sets forth a list of each Contract to which AA is a party or by which its properties and assets are bound and which is material to its business, assets, properties, or prospects (the "Designated Contracts"), true and correct copies of which have been made available to PHCI. The copy of each Designated Contract made available to PHCI is a true and complete copy of the document it purports to represent and reflects all amendments thereto made through the date of this Agreement. Except as set forth on Schedule 3.25, AA has not violated any of the material terms or conditions of any Designated Contract or any term or condition which would permit termination or material modification of any Designated Contract, and, to the Knowledge of AA, all of the covenants to be performed by any other party thereto have been fully performed and there are no asserted claims for breach or indemnification or notice of default or termination under any Designated Contract. Except as set forth on Schedule 3.25, no event has occurred which constitutes, or after notice or the passage of time, or both, would constitute a material default by AA under any Designated Contract, and, to the Knowledge of AA, no such event has occurred which constitutes or would constitute a material default by any other party. AA is not subject to any material liability or payment resulting from renegotiation of amounts paid to them under any Designated Contract. As used in this Section, Designated Contracts shall include, without limitation, (a) loan agreements, indentures, mortgages, pledges, hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements, equipment financing obligations or guaranties, or other sources of contingent liability in respect of any indebtedness or obligations to any other Person, or letters of intent or commitment letters with respect to same; (b) contracts obligating AA to purchase or sell products or services; (c) leases of real property, and leases of personal property not cancelable without penalty on notice of 60 days or less or calling for payment of an annual gross rental exceeding $10,000.00; (d) distribution, sales agency or franchise or similar agreements, or agreements providing for an independent contractor's services, or letters of intent with respect to same; (e) employment agreements, management service agreements, consulting agreements, confidentiality agreements, noncompetition agreements and any other agreements relating to any employee, Manager or Member of AA; (f) licenses, assignments or transfers of trademarks, trade names, service marks, patents, copyrights, trade secrets or know how, or other agreements regarding proprietary rights or intellectual property; (g) any Contract relating to pending capital expenditures in excess of $10,000 by AA; and (h) other material Contracts or understandings, irrespective of subject matter and whether or not in writing, not entered into in the ordinary course of business by AA and not otherwise disclosed on the Schedules.

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3.26 CUSTOMER LISTS AND RECURRING REVENUE. At least two (2) business days prior to the Closing Date, AA will make available to PHCI a true, correct, and complete list of its 20 largest customers ("Material Customers")and suppliers together with the applicable percentage of total sales or purchases, as applicable. At least two (2) business days prior to the Closing Date, true, correct, and complete copies of any agreements with such customers or suppliers which are anticipated to endure beyond the Closing will be furnished by the Member to PHCI. Other than Material Customers, no customer of AA as of the date of this Agreement accounts for more than 1% of its combined annual revenue. At least two (2) business days prior to the Closing Date, AA will make available to PHCI each Material Customer's name, address, account number, term of franchise or agreement, billing cycle, type of service, and rates charged.

3.27 BUSINESS LOCATIONS. As of the date hereof, AA does not have any office or place of business other than as identified on Schedule 3.14(a) and all locations where the equipment, inventory, chattel, paper and books, and records of AA are located as of the date hereof are fully identified on Schedule 3.14(a).

3.28 NAMES; PRIOR ACQUISITIONS. AA has not changed its name or used any assumed or fictitious name, or been the surviving entity in a merger, acquired any business, or changed its principal place of business or chief executive office within the past 10 years.

3.29 NO COMMISSIONS. Neither AA nor the Member have incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

3.30 INVENTORY. All Assets that consist of inventory (including raw materials and work-in-progress): (i) were acquired in the ordinary course of business consistent with past practice; (ii) are of a quality, quantity, and condition useable or saleable in the ordinary course of business within AA's normal inventory turnover experience; and (iii) are valued in accordance with GAAP. AA does not have any material liability with respect to the return or repurchase of any goods in the possession of any customer outside the ordinary course of business.

3.31 IDENTIFICATION, ACQUISITION, AND DISPOSITION OF ASSETS AND LIABILITIES. Schedule 3.31(a) sets forth a listing of all of the material depreciable and amortizable assets and properties (including real, personal, and mixed) owned by AA as of March 31, 2024.

3.32 RESTRICTIONS. There are no noncompetition, nonsolicitation, Confidentiality, and other restrictive covenants to which AA and/or any Member is a party or otherwise bound. There are no contracts or other conditions, circumstances, events or agreements which would in any way limit or restrict AA from engaging in any business anywhere in the world.

ARTICLE IV

CONDUCT OF BUSINESS PENDING THE CLOSING

4.1 CONDUCT OF BUSINESS OF AUSTEX AGGREGATES, L.L.C. PENDING THE CLOSING. Except as set forth on Schedule 4.1, AA covenants and agrees that, between the date of this Agreement and the Closing Date, the business of AA shall be conducted only in, and AA shall not take any action except in, the ordinary course of business, consistent with past practice and in material compliance with all rules, regulations, and laws. AA shall use commercially reasonable efforts to preserve intact its business organization, to keep available the services of its respective current Managers, employees, and consultants, and to preserve and keep intact its present relationships with customers, suppliers, and other persons with which it has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, or in the ordinary course of business, AA shall not, between the date of this Agreement and the Closing Date, directly or indirectly, do or propose or agree to do any of the following without the prior written consent of PHCI:

(a) amend or otherwise change its articles of formation or Operating Agreement;

(b) issue, sell, pledge, dispose of, encumber, or, authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any Membership Interests, or any options, warrants, convertible securities or other rights of any kind to acquire any Membership Interests, or any other ownership interest, of it, or, (ii) any of their respective assets, tangible or intangible, except in the ordinary course of business consistent with past practice;

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(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, Membership Interests, property or otherwise, with respect to any of its Membership Interests;

(d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its Membership Interests;

(e) (i) acquire (including, without limitation, for cash or shares of stock, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof or any assets, or make any investment either by purchase of stock or securities, contributions of capital or property transfer, or, except in the ordinary course of business, consistent with past practice, purchase any property or assets of any other Person, (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, or (iii) enter into any Contract other than in the ordinary course of business, consistent with past practice;

(f) increase the compensation payable or to become payable to its respective Managers, or, except as presently bound to do, grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its respective Managers, or establish, adopt, enter into or amend or take any action to accelerate any rights or benefits under any collective bargaining, bonus, profit sharing, trust, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

(g) sell, pledge or otherwise dispose of any asset or the stock of any subsidiary or take any other action other than in the ordinary course of business and in a manner consistent with past practice with respect to accounting policies or procedures;

(h) pay, discharge or satisfy any existing claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of due and payable liabilities reflected or reserved against in its financial statements, as appropriate, or liabilities incurred after the date hereof in the ordinary course of business and consistent with past practice;

(i) increase or decrease prices charged to its respective customers, except for previously announced price changes or except in the ordinary course of business, or take any other action which might reasonably result in any material increase in the loss of customers through non-renewal or termination of contracts or other causes; or

(j) agree, in writing or otherwise, to take or authorize any of the foregoing actions or any action which would make any representation or warranty in Article III untrue or incorrect.

4.2 CONDUCT OF BUSINESS OF PHCI PENDING THE CLOSING. PHCI covenant and agrees that, between the date of this Agreement and the Closing Date, the business of PHCI shall be conducted only in the ordinary and usual course, consistent with past practices, and PHCI will notify AA of any material developments. Notwithstanding the foregoing, AA acknowledges that the nature of the ordinary and usual course of PHCI's business includes acquisitions in the line of business in which PHCI is engaged and related businesses hereafter acquired. PHCI shall promptly provide AA with a copy of any of PHCI's press releases. Furthermore, PHCI shall not declare a stock split, stock dividend, or similar transaction. In addition, PHCI will use commercially reasonable efforts to preserve and keep intact its business organization, to keep available to PHCI the services of its current employees, including officers, and to preserve the goodwill of the customers, suppliers, creditors, and others having business relations with PHCI.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 FURTHER ASSURANCES. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out, and comply with all of the terms of this Agreement and the transactions contemplated hereby.

5.2 COMPLIANCE WITH COVENANTS. The Member shall cause AA to comply with all of the respective covenants of AA under this Agreement.

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5.3 COOPERATION. Each of the parties agrees to cooperate with the other in the preparation and filing of all forms, notifications, reports, and information, if any, required or reasonably deemed advisable pursuant to any law, rule or regulation or the rules of any exchange on which the PHCI Common Stock is listed (OTC) in connection with the transactions contemplated by this Agreement and to use their respective best efforts to agree jointly on a method to overcome any objections by any Governmental Authority to any such transactions.

5.4 ACCESS TO INFORMATION. From the date hereof to the Closing Date, AA and PHCI shall (and shall cause its respective directors, officers, employees, auditors, counsel, and agents to) afford each other and their officers, employees, auditors, counsel, and agents reasonable access at all reasonable times to its properties, offices, and other facilities, to its officers and employees and to all books and records, and shall furnish such persons with all financial, operating, and other data and information as may be requested.

5.5 NOTIFICATION OF CERTAIN MATTERS. The Member and PHCI shall give prompt notice to the other of the occurrence or nonoccurrence of any event which would likely cause any representation or warranty contained herein to be untrue or inaccurate, or any covenant, condition, or agreement contained herein not to be complied with or satisfied.

5.6 TAX TREATMENT. Each party to this Agreement has sought and received its own advice as to the tax treatment of the transactions covered by this Agreement and is not relying on any representations of the other parties or their respective advisers with respect thereto. All parties hereto agree to fully and completely comply with the reporting requirements of the Internal Revenue Service.

5.7 CONFIDENTIALITY; PUBLICITY. Before the Closing, none of the parties hereto shall make any public release of information regarding the matters contemplated herein except (i) that a joint press release in agreed form may be issued by the parties after the execution of this Agreement and the Closing, (ii) that the parties may each continue their own communications with their respective employees, customers, suppliers, franchises, lenders, lessors, stockholders, and other particular groups as may be legally required or necessary or appropriate and not inconsistent with the best interests of the other parties or the prompt consummation of this Agreement, and (iii) as required by law.

5.8 NO OTHER DISCUSSIONS. As of August 8, 2024, shall not, nor shall it permit any of its subsidiaries or affiliates to, nor shall it authorize or permit any Manager, employee, investment banker, attorney or other advisor or representative of AA or any of its subsidiaries to, (a) solicit, initiate or encourage the submission of any merger proposal with respect to AA, (b) enter into any agreement with respect to any such proposal, or (c) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any merger proposal with respect to AA. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any Manager of AA or any of its subsidiaries or affiliates or any investment banker or other advisor to any representative of AA, whether or not such person is purporting to act on behalf of AA or otherwise, shall be deemed to be a breach of this Section by AA. For this Agreement, "a merger proposal" means any proposal, other than a proposal by PHCI or any of its affiliates, for a merger or other business combination involving AA or any proposal or offer, other than a proposal or offer by PHCI or any of its affiliates, to acquire in any manner, directly or indirectly, an equity interest in AA, any securities of AA or a substantial portion of the assets of AA, taken as a whole.

5.9 TRADING IN PHCI'S COMMON STOCK. Except as otherwise expressly consented to by PHCI from the date of this Agreement until the Closing Date, none of AA, nor the Member (nor any Affiliates thereof) will directly or indirectly purchase or sell (including short sales) any shares of the Common Stock of PHCI in any transactions effected on the OTC or otherwise.

5.10 OTHER AGREEMENTS. Upon the Closing, each party hereto that is a signatory to any Exhibits (the "Other Agreements") agrees to execute and deliver such Other Agreements, as appropriate, to the other parties to such Other Agreements, and each party who is a married individual shall cause his spouse to execute all consents requested by PHCI to consummate the transactions set forth herein.

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5.11 HSR ACT COMPLIANCE. If required, AA, the Member, and PHCI will as promptly as practicable, but in no event later than 10 business days following the execution and delivery of this Agreement, file or cause to be filed with the United States Federal Trade Commission (the "FTC") and the United State Department of Justice (the "DOJ") the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information will be insubstantial compliance with the requirements of the HSR Act. Each of PHCI AA and the Member will furnish to the others such necessary information and reasonable assistance as the others may request in connection with the preparation of any filing or submission which is necessary under the HSR Act. Each of AA, the Member, and PHCI will keep each other apprised of the status of any communications with, and inquiries or requests for additional information addressed to the entity that filed a notification and report form as an acquired or acquiring person from, the FTC or the DOJ and shall comply or cause its respective filing person to comply promptly with any such inquiry or request. Each of AA, the Member, and PHCI will use commercially reasonable efforts to obtain any clearance required under the HSR Act for the purchase and sale of the Purchased Securities.

5.12 CORPORATE AUTHORITY. PHCI, AA, and the Member agree to use their respective best efforts to obtain the authorizations required for each to execute and deliver this Agreement and to perform each of their respective obligations hereunder and to consummate the transactions contemplated hereby.

5.13 NO SOLICITATION OF EMPLOYEES. PHCI agrees that for the three-year period after the date of this Agreement, PHCI will not, and will cause its affiliates to not, directly or indirectly, (i) solicit for employment by any such person, its affiliates or anyone else, any employee or then currently active independent contractor of AA or their affiliates, or any person who was an employee or then currently active independent contractor of AA or its affiliates, within the six-month period immediately preceding such solicitation of employment, other than such person (a) whose employment or independent contractor relationship was terminated by either of AA or affiliate, or (b) who independently responded to a general solicitation for employment by PHCI or its affiliates; or (c) induce or attempt to induce, any employee or independent contractor of AA or its affiliates, to terminate such employee's employment or independent contractor's active contractual relationship; provided, however, the foregoing shall not apply if the foregoing does not occur due to a breach of this Agreement by AA or the Member.

AA agrees that for the three-year period after the date of this Agreement, AA will not, and will cause its affiliates to not, directly or indirectly, (i) solicit for employment by any such person, its affiliates or anyone else, any employee or then currently active independent contract of PHCI or its affiliates, or any person who was an employee or then currently active independent contractor of PHCI or its affiliates, within the six-month period immediately preceding such solicitation of employment, other than such person (a) whose employment or independent contractor relationship was terminated by PHCI or its affiliate, or (b) who independently responded to a general solicitation for employment by AA, or (ii) induce or attempt to induce, any employee or independent contractor of PHCI or its affiliates, to terminate such employee's employment or independent contractor's active contractual relationship; provided, however, the foregoing shall not apply if the foregoing does not occur due to a breach of this Agreement by PHCI.

ARTICLE VI

CONDITIONS TO THE OBLIGATIONS OF PHCI

The obligations of PHCI hereunder shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by PHCI:

6.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH OBLIGATIONS. The representations and warranties of the Member contained in this Agreement shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time except (i) for changes specifically permitted by or disclosed pursuant to this Agreement, and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. AA and the Member shall have performed and complied with all of their respective obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. AA and the Member shall have delivered to PHCI a certificate, dated as of the Closing Date, duly signed (in the case of AA by its Manager), stating that such representations and warranties are true and correct and that all such obligations have been performed and complied with.

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6.2 NO MATERIAL ADVERSE CHANGE OR DESTRUCTION OF PROPERTY. Between the date hereof and the Closing Date, (i) there shall have been no Material Adverse Change or Effect to AA, (ii) there shall have been no adverse federal, state or local legislative or regulatory change affecting in any material respect the services, products or business of AA, and (iii) none of the properties and assets of AA shall have been damaged by fire, flood, casualty, act of God or the public enemy or other cause (regardless of insurance coverage for such damage) which damages may have a Material Adverse Change or Effect thereon, and there shall have been delivered to PHCI a certificate to that effect, dated the Closing Date and signed by or on behalf of AA.

6.3 AUSTEX AGGREGATES CERTIFICATE. The Member shall have delivered to PHCI (i) copies of the Articles of Formation and Operating Agreement of AA as in effect immediately prior to the Closing Date and (ii) certificates of good standing of AA issued by the State of Texas and each other state in which AA is qualified to do business as of a date not more than thirty days prior to the Closing Date, certified in each case as of the Closing Date by the Manager as being true and complete.

6.4 OPINION OF COUNSEL. PHCI shall have received an opinion dated as of the Closing Date from counsel for AA and the Member, in form and substance acceptable to PHCI, to the effect that:

(a) AA is validly existing and in good standing under the laws of its state of formation, and is authorized to carry on the business now conducted by it and to own or lease the properties now owned or leased by it;

(b) AA has obtained all necessary authorizations and consents of its governing board to effect the transactions contemplated in this Agreement;

(c) based solely on an inspection of the Operating Agreement of AA, all issued and outstanding Membership Interests of AA are owned as set forth on Schedule 3.5 hereto;

(d) except as set forth in Schedule 3.12, such counsel has no actual knowledge (without any independent investigation of any sort) of any litigation, proceeding or investigation pending or threatened which would result in any material adverse change in the properties or business or in the condition of AA, or which questions the validity of this Agreement;

(e) each of this Agreement and the Assignment of Membership Interests is a valid and binding obligation of AA and the

Member, as the case may be, and enforceable against each of them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally; and

(f) AA possesses all Permits for its business and operations, including the operation of the Owned Properties and Leased Premises. All Permits are valid and in full force and effect, AA is in material compliance with the requirements thereof, and no proceeding is pending or, to such counsel's actual knowledge, threatened to revoke or amend any of them. None of the Permits is or will be impaired or in any way affected by the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

6.5 CONSENTS. PHCI shall have received written consents to the transactions contemplated hereby and waivers of rights to terminate or modify any material rights or obligations of AA from any Person from whom such consent or waiver is required under any Designated Contract or instrument as of a date not more than ten days prior to the Closing Date, or who, as a result of the transactions contemplated hereby, would have such rights to terminate or modify such Contracts or instruments, either by the terms thereof or as a matter of law.

6.6 GOVERNMENTAL APPROVALS. All consents, authorizations and approvals from, and all declarations, filings and registrations with any governmental authority required to consummate the transactions contemplated by this Agreement, including those set forth on Schedule 3.6, shall have been obtained or made without the imposition of any material conditions, and all applicable waiting periods, if any, under the HSR Act shall have expired or terminated.

6.7 NO ADVERSE LITIGATION. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the Agreement or any other transaction contemplated hereby, and which, in the judgment of PHCI, makes it inadvisable to proceed with the Agreement and other transactions contemplated hereby.

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6.8 OTHER CLOSING DELIVERIES. At Closing, PHCI shall have received:

(a) a current title policy insuring title to the real property owned or leased by each of AA as set forth on Schedules 3.14 (a) which shows no Liens other than Liens disclosed on such Schedules 3.14(a), together with appropriate surveys and estoppel letters from the lessors of any leased real property;

(b) each Other Agreement executed by AA and/or the Member, as the case may be, who is a party thereto;

(c) the books and records of AA; and

(d) all other previously undelivered agreements, certificates, documents, instruments or writings required to be delivered by AA and/or the Member at or prior to the Closing pursuant to this Agreement or otherwise in connection herewith.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF AUSTEX AGGREGATES, L.L.C. AND THE MEMBER

The obligations of AA and the Member shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by AA and the Member.

7.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH OBLIGATIONS. The representations and warranties of PHCI contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date except (i) for changes specifically permitted by or disclosed pursuant to this Agreement, and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. PHCI shall have performed and complied in all material respects with all of its obligations required by this Agreement to be performed or complied in all material respects with at or prior to the Closing Date. PHCI shall have delivered to the Member a certificate, dated as of the Closing Date, and signed by an executive officer, certifying that such representations and warranties are true and correct in all material respects and that all such obligations have been performed and complied with.

7.2 PHCI PURCHASE AMOUNT. At the Closing, PHCI shall have delivered to the Member the purchase amount described in Section 1.2 hereof.

7.3 NO ADVERSE LITIGATION. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the Agreement or any of the transactions contemplated hereby, and which in the judgment of the Member makes it inadvisable to proceed with the Agreement or any other transaction contemplated hereby.

7.4 OPINION OF COUNSEL. The Member shall have received an opinion dated as of the Closing Date from counsel for PHCI, in form and substance acceptable to the Member, to the effect that:

(a) PHCI is a corporation validly existing and in good standing under the laws of the State of Texas and is authorized to carry on the business now conducted by it and to own or lease the properties now owned or leased by it;

(b) PHCI has obtained all necessary authorizations and consents of its Board of Directors to effect the transactions contemplated in this Agreement;

(c) such counsel has no actual knowledge (without any independent investigation of any sort) of any litigation, proceeding or investigation pending or threatened which would result in any material adverse change in the properties or business or in the condition of PHCI, or which questions the validity of this Agreement; and

(d) such counsel has no actual knowledge (without any independent investigation of any sort) that any event has occurred, or state of facts exists which would constitute a breach of any of the representations or warranties made by PHCI pursuant to Article II of this Agreement.

(e) each of this Agreement and the Purchase Notes is a valid and binding obligation of PHCI, and enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally.

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7.5 OTHER CLOSING DELIVERIES. At Closing, AA and the Member shall have received each Other Agreement to which PHCI is a party, duly executed by PHCI.

7.6 NO MATERIAL ADVERSE CHANGE OR EFFECT. PHCI shall not have suffered any Material Adverse Change or Effect.

ARTICLE VIII

INDEMNIFICATION

8.1 AGREEMENT BY THE MEMBER TO INDEMNIFY. The Member agrees to severally indemnify, defend, and hold PHCI harmless from and against the aggregate of all Indemnifiable Damages (as defined below).

(a) For purposes of this Agreement, "Indemnifiable Damages" means, without duplication, the aggregate of all actual expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) incurred or suffered by PHCI, on a pre-tax consolidated basis to the extent (i) resulting from any breach or inaccuracy of a representation or warranty made by AA or the Member in or pursuant to this Agreement, (ii) resulting from any breach of the covenants or agreements made by AA or the Member pursuant to this Agreement, (iii) resulting from any inaccuracy in any certificate or environmental report delivered by AA or the Member pursuant to this Agreement, or (iv) resulting from, arising out of, relating to, in the nature of, or caused by any liability or AA (x) for any Taxes of AA with respect to any tax year or portion thereof ending on or before the Closing Date to the extent such Taxes are not reflected in the reserve for tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and tax income) shown on the face of the Current Balance Sheet (rather than any notes thereto), and (y) for the unpaid Taxes of any Person (other than AA) as a transferee or successor, by contract, or otherwise.

(b) Without limiting the generality of the foregoing, with respect to the measurement of Indemnifiable Damages, PHCI shall have the right to be put in the same pre-tax consolidated financial position as PHCI would have been in had each of the representations and warranties of the Member hereunder been true and correct and had the covenants and agreements of AA and the Member hereunder been performed in full.

(c) Each of the representations and warranties made by the Member in this Agreement or pursuant hereto shall survive for a period of 12 months after the Closing Date except as follows: (i) the representations and warranties of the Member contained in Section 3.19, to the extent relating to tax attributes or liabilities with respect to Taxes of AA, shall expire at the time the period of limitations (including any extensions thereof pursuant to the delivery of waivers (agreed to by the Member) of the applicable period of limitations) expires for the assessment by the taxing authority of additional Taxes with respect to which the representations and warranties relate; (ii) the representations and warranties of the Member contained in Sections 3.13 and 3.18 shall survive for a period of 24 months after the Closing Date; and (iii) the representations and warranties of the Member contained in Sections 3.1, 3.2, 3.3, 3.4, and 3.5 shall not expire, but shall continue indefinitely. No claim for the recovery of Indemnifiable Damages may be asserted by PHCI against the Member after such representations and warranties shall thus expire, provided, however, that claims for Indemnifiable Damages first asserted within the applicable period shall not thereafter be barred. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement.

(d) If PHCI believes it is entitled to a claim for any Indemnifiable Damages hereunder, PHCI shall promptly give written notice to the Member of such claim and the amount or the estimated amount of such claim, and the basis for such claim. If the Member does not pay the amount of the claim for Indemnifiable Damages to PHCI within 10 days, then PHCI may exercise its respective rights under Section 8.4.

(e) Notwithstanding anything to the contrary contained in this Section 8.1, the Member’s liability for Indemnifiable Damages shall be limited as follows:

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(i) PHCI shall have no claim for Indemnifiable Damages unless and until all Indemnifiable Damages incurred by PHCI exceed an aggregate of $25,000, in which event the Member shall be liable for only such Indemnifiable Damages in excess of $25,000; provided, however, that the $25,000 deductible provided above shall not be applicable for any Indemnifiable Damages relating to Taxes; and

(ii) the total amount of Indemnifiable Damages for which the Member shall be liable to PHCI shall not exceed the principal and interest due on the Purchase Notes.

(f) The remedies set forth in this Section 8.1 shall be the exclusive remedies of PHCI under this Agreement.

8.2 AGREEMENT BY PHCI TO INDEMNIFY. PHCI agrees to indemnify, defend and hold the Member harmless from and against the aggregate of all Indemnifiable Damages (as defined below).

(a) For purposes of this Agreement, "Member Indemnifiable Damages" means, without duplication, the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, reasonable related counsel and paralegal fees and expenses) incurred or suffered by the Member, on a pre-tax consolidated basis, to the extent(i) resulting from any breach of a representation or warranty made by PHCI in or pursuant to this Agreement, (ii) resulting from any breach of the covenants or agreements made by PHCI in or pursuant to this Agreement, or (iii) resulting from any inaccuracy in any certificate delivered by PHCI pursuant to this Agreement.

(b) Without limiting the generality of the foregoing, with respect to the measurement of Member Indemnifiable Damages, the Member has the right to be put in the same pre-tax consolidated financial position as he would have been in had each of the representations and warranties of PHCI hereunder been true and correct and had the covenants and agreements of PHCI hereunder been performed in full.

(c) Each of the representations and warranties made by PHCI in this Agreement or pursuant hereto shall survive for a period of one year after the Closing Date, notwithstanding any investigation at any time made by or on behalf of the Member, and upon expiration of such one-year period, such representations and warranties shall expire, except for the representations contained in Sections 2.1, 2.2, 2.3 and 2.4 shall not expire, but shall continue indefinitely. No claim for the recovery of Member Indemnifiable Damages may be asserted by the Member against PHCI after such representations and warranties shall thus expire, provided, however, that claims for Indemnifiable Damages first asserted within the applicable period shall not thereafter be barred. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants, and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant, and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant, and agreement.

(d) In the event that the Member believes he is entitled to a claim for any Indemnifiable Damages hereunder, the Member shall promptly give written notice to PHCI of such claim and the amount or the estimated amount of such claim, and the basis for such claim.

(e) Notwithstanding anything to the contrary contained in this Section 8.2, the Member shall have no claim for Indemnifiable Damages unless and until all Indemnifiable Damages incurred by the Member shall exceed an aggregate of $25,000, in which event PHCI shall be liable for only such Indemnifiable Damages in excess of $25,000.

(f) The remedies set forth in this Section 8.2 shall be the exclusive remedies of the Member under this Agreement.

8.3 CONDITIONS OF INDEMNIFICATION. The obligations and liabilities of the Member and PHCI hereunder with respect to their respective indemnities pursuant to this Article VIII resulting from any claim or other assertion of liabilities by third parties (hereinafter called collectively "Claims"), shall be subject to the following terms and conditions:

(a) the party seeking indemnification (the "Indemnified Party") must give the other party or parties, as the case may be (the "Indemnifying Party"), notice of any such Claim 10 business days after the Indemnified Party receives notice thereof;

(b) the Indemnifying Party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense of such Claim; provided, however, if a Claim is made against PHCI, then PHCI shall have the right to control the defense of the Claim;

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(c) if the Indemnifying Party shall elect not to undertake such defense, or within a reasonable time after notice of any such Claim from the Indemnified Party shall fail to defend, the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party (subject to the right of the Indemnifying Party to assume defense of such Claim at any time prior to settlement, compromise or final determination thereof);

(d) anything in this Section 8.3 to the contrary notwithstanding, (A) the Indemnified Party shall have the right, at its own cost and expense, to have its own counsel to protect its own interests and participate in the defense, compromise or settlement of the Claim, (B) the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise any Claim or consent to entry of any judgement which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim, and (C) the Indemnified Party, by counsel or other representatives of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnifying Party and its counsel or other representatives concerning such Claim, and the Indemnifying Party and the Indemnified Party and their respective counsel shall cooperate with respect to such Claim.

8.4 RIGHTS OF SETOFF TO SECURE THE MEMBER’S INDEMNIFICATION OBLIGATION. As security for the agreement by the Member to indemnify and hold PHCI harmless as described in Section 8.1, at the Closing, PHCI may set off against the Stock any Indemnifiable Damages for which the Member may be responsible pursuant to this Agreement), subject, however, to the following terms and conditions:

(a) PHCI shall give written notice to the Member of any claim for Indemnifiable Damages hereunder, which notice shall set forth (i) the amount of Indemnifiable Damages or other loss, damage, cost, or expense which PHCI claims to have sustained by reason thereof, and (ii) the basis of such claim;

(b) Such setoff shall be effected on the later to occur or the expiration of 10 business days from the date of such notice (the "Notice of Contest Period") or, if such claim is contested, the date the dispute is resolved, and such setoff shall be charged proportionally against the Stock;

(c) If, prior to the expiration of the Notice of Contest Period, the Member shall notify PHCI in writing of an intention to dispute the claim and if such dispute is not resolved within 30 days after expiration of such period (the "Resolution Period"), then such dispute shall be resolved by a committee of three arbitrators (one appointed by the Member, one appointed by PHCI and one appointed by the two arbitrators so appointed), which shall be appointed within 30 days after the expiration of the Resolution Period. The arbitrators shall abide by the rules of the American Arbitration Association and their decision shall be made within 45 days of being appointed and shall be final and binding on all parties;

8.5 TERMINATION OF AGREEMENT OF MEMBER TO INDEMNIFY. Notwithstanding the provisions of Section 8.1, the obligation of the Member to indemnify PHCI shall terminate if at any time after the Closing Date T. Benjamin Jennings for any reason is not the Chairman of the Board of PHCI or Cris Proler for any reason is not the President of PHCI.

ARTICLE IX

DEFINITIONS

9.1 DEFINED TERMS. As used herein, the following terms shall have the following meanings:

"Aboveground Storage Tanks" defined in Section 3.13 (h).

"Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

"Asbestos" or "Asbestos-containing material" defined in Section 3.13 (j).

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"Assets" defined in Section 3.15 (a).

"CERCLA" defined in Section 3.13 (e).

"Claims" defined in Section 8.3.

"Closing" defined in Section 1.3.

"Code" defined in Section 3.18 (b).

"Common Stock" means shares of PHCI's common stock, $.01 par value.

"Contract" means any indenture, lease, sublease, license, loan agreement, mortgage, note, indenture, restriction, will, trust, commitment, obligation or other contract, agreement or instrument, whether written or oral.

"Current Balance Sheet" defined in Section 3.9.

"Designated Contracts" defined in Section 3.25.

"Discharge" defined in Section 3.13 (f).

"Employee Benefit Plans" defined in Section 3.18 (a).

"Environmental Assessment" defined in Section 5.9.

"Environmental, Health and Safety Laws" defined in Section 3.13 (k).

"EPCRA" defined in Section 3.13 (e).

"ERISA" defined in Section 3.18 (a).

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"FIFRA" defined in Section 3.13 (e).

"Financial Statements" defined in Section 3.9.

"Fixed Assets" defined in Section 3.15 (b).

"GAAP" means generally accepted accounting principles in effect in the United States of America for the period indicated.

"Governmental Authority" means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"Hazardous Substances" defined in Section 3.13 (e).

"Immigration Act" defined in Section 3.16 (c).

"Indemnifiable Damages" defined in Section 8.1 (a).

"Indemnified Party" defined in Section 8.3 (a).

"Insurance Policies" defined in Section 3.20.

"Intellectual Property" defined in Section 3.24.

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"Knowledge" means (a) in the case of an individual, actual, conscious knowledge of information by such individual or (b) in the case of a corporation, limited liability company or similar entity, actual, conscious knowledge by a current officer or key employee thereof who devotes substantive attention to matters of such nature in the ordinary course of his employment with such corporation, limited liability company or other entity.

"Leased Premises" defined in Section 3.14 (b).

"Leases" defined in Section 3.14 (b).

"Licenses" defined in Section 3.13 (b).

"Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

"Material Adverse Change (or Effect)" means a change (or effect), in the condition (financial or otherwise), properties,assets, liabilities, rights, obligations, operations, business or prospects which change (or effect) individually or in the aggregate, is materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations, business or prospects.

"Material Customers" defined in Section 3.26.

"Member" defined in the introductory paragraph of this Agreement.

"Member Indemnifiable Damages" defined in Section 8.2(a).

"MPPA Plan" defined in Section 3.18 (d).

"Other Agreements" defined in Section 5.12.

"OSHA" defined in Section 3.13 (e).

"Owned Properties" defined in Section 3.14 (a).

"Permits" defined in Section 3.22.

"Person" means an individual, partnership, corporation, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

"PBGC" defined in Section 3.18 (f).

"RCRA" defined in Section 3.13 (e).

"Receivables" defined in Section 3.21.

"Register," "registered," and "registration" refer to a registration of the offering and sale of securities effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of the effectiveness of such registration statement.

"Release" defined in Section 3.13 (f).

"SEC" means the Securities and Exchange Commission.

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"Securities Act" means the Securities Act of 1933, as amended.

"Tax Return" means any federal, state or local tax return, filing or information statement required to be filed in connection with or with respect to any Taxes; and

"Taxes" means all taxes, fees or other assessments, including, but not limited to, income, excise, property, sales, franchise, intangible, withholding, social security and unemployment taxes imposed by any federal, state, local or foreign governmental agency, and any interest or penalties related thereto.

"Underground Storage Tanks" defined in Section 3.13 (h).

"Waste" defined in Section 3.13 (e).

9.2 OTHER DEFINITIONAL PROVISIONS.

(a) All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.

(b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c) As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

(a) at any time prior to the Closing Date, by mutual written consent of PHCI and the Member at any time prior to the Closing;

(b) at any time prior to the Closing Date, by PHCI in the event of a material breach by AA or the Member of any provision of this Agreement;

(c) at any time prior to the Closing Date, the Member in the event of a material breach by PHCI of any provision of this Agreement;

(d) at any time prior to the Closing Date, by any of PHCI or the Member if the Closing shall not have occurred by November 1, 2024; provided, however, that neither PHCI, nor the Member shall be entitled to terminate this Agreement pursuant to this Section 10.1(d), if such party's knowing or willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

10.2 EFFECT OF TERMINATION. Except as provided in Article VI, in the event of termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

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ARTICLE XI

GENERAL PROVISIONS

11.1 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage prepaid), guaranteed overnight delivery, or email transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and email addresses (or to such other addresses or email addresses which such party shall designate in writing to the other party):

(a) IF TO PANAMERA HOLDINGS CORPORATION, INC. TO:

Panamera Holdings Corporation, Inc.

Attn: T. Benjamin Jennings

tbj@panameraholdings.com

WITH A COPY TO:

(b) IF TO AUSTEX AGGREGATES OR THE MEMBER TO:

AusTex Aggregates, L.L.C.

851 County Road 239

Florence, Texas 76527

Attn: Chet Fazand

Email: chet.fazand@austexaggregates.com

WITH A COPY TO:

11.2 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules attached hereto), the other documents delivered at the Closing pursuant hereto, and the Confidentiality Agreement between the parties contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. The Exhibits and Schedules constitute a part hereof as though set forth in full above.

11.3 EXPENSES. Except as otherwise provided herein, PHCI shall pay its own fees and expenses, including its own counsel fees, incurred in connection with this Agreement or any transaction contemplated hereby, and the Member shall pay all reasonable fees and expenses, including counsel fees for one law firm to jointly represent AA and the Member, incurred by AA and the Member in connection with this Agreement or any transaction contemplated hereby; provided, however, all filing fees in connection with the HSR Act shall be paid by PHCI.

11.4 AMENDMENT; WAIVER. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. Except as otherwise provided herein, the rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

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11.5 BINDING EFFECT; ASSIGNMENT. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns. Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by the Member without the prior written consent of PHCI or by PHCI without the prior written consent of the Member.

11.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

11.7 INTERPRETATION. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Time shall be of the essence in this Agreement.

11.8 GOVERNING LAW; INTERPRETATION. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Texas applicable to contracts executed and to be wholly performed within such State.

11.9 ARM'S LENGTH NEGOTIATIONS. Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm's length negotiations conducted by and among the parties and their respective counsel.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

PANAMERA HOLDINGS CORPORATION, INC.	AUSTEX AGGREGATES, LLC
2000 West Loop South, Suite 1820	851 County Road 239
Houston, Texas 77027	Florence, Texas 76527

By:		By:
	T. Benjamin Jennings		Chet Fazand
	Chairman and CEO		Manager

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INDEX OF SCHEDULES

Schedule 3.1	Jurisdictions in which Qualified to do Business
Schedule 3.4	Capitalization
Schedule 3.5	Member of AA
Schedule 3.6	Violations; Conflicts; etc.
Schedule 3.8	Subsidiaries
Schedule 3.10	Changes since the Current Balance Sheet Date
Schedule 3.11	Liabilities
Schedule 3.12	Litigation
Schedule 3.13	Environmental Matters
Schedule 3.14(a)	Owned Real Estate
Schedule 3.14(b)	Leases
Schedule 3.15	Title to and Condition of Assets
Schedule 3.16	Compliance with Laws
Schedule 3.17	Labor and Employment Matters
Schedule 3.18	Employee Benefit Plans
Schedule 3.20	Insurance
Schedule 3.22	Licenses and Permits
Schedule 3.25	Contracts
Schedule 3.31(a)	Asset Update Schedule
Schedule 4.1	Conduct of Business Pending Closing

INDEX OF EXHIBITS

Exhibit A	Tax-Free Reorganization
Exhibit B	AusTex Asset List
Exhibit C	Financials

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